Exhibit 99.1
NEWS BULLETIN
    FROM:

    CALAMP

FOR IMMEDIATE RELEASE

  CalAmp Announces Definitive Agreement to Sell the TelAlert Software
                   Business Unit to MIR3, Inc.

OXNARD, Calif., August 9, 2007--CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, systems and services, today announced that it has entered into a definitive agreement to sell its TelAlert software business unit to privately-held MIR3, Inc. MIR3 is a technology leader in
enterprise notification solutions for global enterprises.   Total
consideration for the transaction, comprised of cash, a note and preferred
stock in MIR3, is valued at approximately $10 million.   The transaction,
which is subject to obtaining customary consents and approvals, is expected to be completed shortly.

"The sale of TelAlert allows CalAmp to concentrate on our core Satellite and Wireless Datacom businesses," commented Fred Sturm, President and Chief Executive Officer of CalAmp. "This transaction will benefit both CalAmp and MIR3, along with TelAlert customers and employees. MIR3's focus and long-term commitment to serving the notification industry, coupled with the strength of the complementary product offerings, should result in a competitive advantage and significant growth opportunities for MIR3's combined operation. Furthermore, with our new equity stake in MIR3, CalAmp can participate in the expected future success of the urgent notification business."

TelAlert is an industry leader in wireless notification services, providing enterprise customers with the communications infrastructure to meet critical business needs. Thousands of companies, including 80 of the Fortune 100 U.S. companies and a growing number of global companies in Europe, Asia and Latin America have deployed TelAlert's software solutions.

"The acquisition provides both TelAlert and MIR3 customers with a clear and comprehensive solution for high-speed, scalable enterprise notification for improved business performance," said Amir Moussavian, MIR3 president and CEO. "This is a strategic step in MIR3's vision to become the global notification platform of choice for all business applications within the enterprise - most notably IT, business continuity, supply chain management and call centers. Our existing partners will benefit with greater global reach. The combination of MIR3 and TelAlert creates the industry's only enterprise-grade intelligent notification platform that includes unparalleled application integration, unequalled protocol support and the latest in web-services technologies, all delivered either in hosted or on-premises installations."

About CalAmp Corp.
CalAmp is a leading provider of wireless communications products that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is a supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless data communication solutions for the telemetry and asset tracking markets, private wireless networks, public safety communications and critical infrastructure and process control applications. For additional information, please visit the Company's website at www.calamp.com.

About MIR3, Inc.
MIR3 provides automated Intelligent Notification (IN) solutions for global and enterprise-wide communications and business continuity. MIR3's inEnterprise, inAlertCenter, inTechCenter, inGovAlert, inCampusAlert, inLocalAlert and inWebServices are built on a geo-dispersed, scalable telephony and application server platform that directs the global dissemination of time-urgent information to and from any communications device across any communication medium. Its customers include the world's top petroleum, soft-drink bottling, and consumer goods companies, IAC Interactive (which operates TicketMaster and Match.com), Belkin Worldwide, US Air Force, Homeland Security's National Medical Response Teams, The American Red Cross, LA County Department of Health, and the County of Orange, California, which has 1.4 million recipients loaded in their MIR3 Intelligent Notification system. For more information visit www.mir3.com or contact 858-724-1248 or pr@mir3.com.

Forward-Looking Statement
Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, product demand, increased competition, competitive pricing and continued pricing declines in the DBS market, the timing of customer approvals of new product designs, operating costs, the Company's ability to efficiently and cost-effectively integrate its acquired businesses, the Company's ability to obtain a waiver from the lenders under its bank credit agreement of the event of default under the credit agreement, the Company's ability to successfully requalify with respect to the sale of newer generation products to one of its key DBS customers, the risk that the ultimate cost of resolving a product performance issue with that DBS customer may exceed the amount of reserves established for that purpose, and other risks or uncertainties that are described in the Company's fiscal 2007 Annual Report on Form 10-K filed on May 17, 2007 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



AT THE COMPANY:                           AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                              Lasse Glassen
Chief Financial Officer                   General Information
(805) 987-9000                            (213) 486-6546
                                          lglassen@frbir.com